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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Registration Statement of Maxtor Corporation on Form S-1 (File No. 333-56099) of our report dated February 3, 1998, except for Notes 7 and 10 for which the date is April 9, 1998, the ninth paragraphs of Notes 1 and 7, for which the date is June 3, 1998, and the first paragraph of Note 14, for which the date is July 24, 1998, which includes an emphasis of a matter related to the Company's ultimate parent; Hyundai Electronics Industries, Co., Ltd., on our audits of the consolidated financial statements and schedule of Maxtor Corporation. We also consent to the references to our firm under the captions "Experts" and "Selected Financial Data."



                                          PricewaterhouseCoopers LLP


San Jose, California

July 27, 1998